Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Form S-8 No. 333-191923 pertaining to the Sprague Resources LP 2013 Long Term Incentive Plan; and

•	Form S-3 No. 333-200148 pertaining to Sprague Resources LP and Sprague Resources Finance Corp

of our reports dated March 14, 2019, with respect to the consolidated financial statements of Sprague Resources LP, and the effectiveness of internal control over financial reporting of Sprague Resources LP, included in this Annual Report (Form 10-K) of Sprague Resources LP for the year ended December 31, 2018

/s/ Ernst & Young LLP
Hartford, Connecticut
March 14, 2019